Exhibit 4.2
Description of Common Stock

[NOTE: This exhibit requirement took effect for 10-Ks filed in 2020. The below was taken from the Form S-3 filed in 2011 and should be confirmed prior to filing.]

Capital Stock

The total number of shares of all classes of stock which we have the authority to issue is 80,000,000 shares consisting of: (i) 5,000,000 shares of preferred stock, par value $0.0001 per share; and (ii) 75,000,000 shares of common stock, par value $0.0001 per share. The only equity securities we currently have outstanding are shares of common stock; we have not authorized or issued any preferred stock. The following is a summary of the material provisions of our common stock.

Common Stock. All shares of our common stock have identical rights and privileges in every respect. Except as specifically provided by our board in a resolution providing for any preferred stock, or series thereof, in no event will shares of our common stock have preferences over shares of our preferred stock with respect to payments of dividends or distributions of assets upon our liquidation and dissolution.

Our common stock is fully voting stock entitled to one vote per share with respect to all matters to be voted on by our shareholders. Except as expressly required by the Delaware General Corporation Law (which we may also refer to as the “DGCL”), our common stock will vote as a single class with respect to all matters to be voted on by our shareholders. Except as otherwise required by law or as otherwise provided by our board with respect to any preferred stock, the holders of our common stock exclusively possess all voting power with respect to us.

A holder of shares of our common stock will share ratably with the other holders of our common stock on a share-for-share basis in all distributions of assets pursuant to any voluntary liquidation, dissolution, or winding up of us.

Our shareholders have no preemptive rights to acquire our un-issued shares or securities convertible into or carrying a right to subscribe to or acquire shares of our stock.

There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are fully paid and non-assessable.

The transfer agent for our common stock is Computershare Trust Company N.A. Our common stock is quoted on the NYSE under the symbol “FF”.

Anti-Takeover Effects of Some Provisions of Delaware law

Certain provisions of the DGCL could make the acquisition of us through a tender offer, a proxy contest, or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to: (i) discourage coercive takeover practices and inadequate takeover bids; and (ii) encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

We are subject to DGCL §203, an anti-takeover law. In general, §203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding: (i) shares owned by persons who are directors and also officers; and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, own or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that §203 may also discourage attempts that might result in a premium over the market price for the shares of our common stock held by our shareholders.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our bylaws have certain provisions that may be considered to have “anti-takeover effects”. Certain of those provisions are described below.

Except as required by law and subject to the rights of holders of any series of preferred stock, special meetings of our stockholders may be called at any time but only by our chief executive officer, the chairman of our board of directors, or by the board of directors pursuant to a resolution approved by a majority of the then directors. Business transacted at any special meeting of our stockholders will be limited to matters relating to the purpose or purposes stated in the notice of the meeting unless this requirement is waived in accordance with our bylaws or with applicable law. These provisions could prevent an interested acquirer from presenting a transaction at a special meeting of our stockholders and would have to wait until the next annual shareholder meeting.

At any annual meeting of our shareholders, only such business may be conducted as may be brought before the meeting: (i) by or at the direction of our board of directors; or (ii) by any stockholder who complies with the following procedures. For business properly to be brought before such meeting by a shareholder, the shareholder must give timely notice thereof in proper written form to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our executives office not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to our shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. To be in proper written form, a shareholder’s notice to our corporate secretary must set forth in writing as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (ii) the name and address, as they appear on our books, of the shareholder proposing such business; (iii) the class and number of shares of our stock which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business. This provision has the effect of precluding the conduct of business at an annual shareholder meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

The number of directors which constitute our board of directors will be no greater than nine and not less than three. The number of our directors may be decreased at any time and from time to time either by our shareholders or by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal, or expiration of the term of one or more directors. Directors generally will be elected at the annual meeting of our shareholders by such shareholders as have the right to vote at such election. At each meeting of our shareholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast will be elected directors. Nominations for the election of directors may be made by the our board of directors or a committee appointed by our board of directors, or by any shareholder entitled to vote generally in the election of directors who complies with the following procedures. All nominations by our shareholders must be made pursuant to timely notice in proper written form to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our executive offices not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to our shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper written form, such shareholder’s notice must set forth in writing: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being a nominee and to serving as a director if elected (irrespective of whether the Exchange Act is applicable to us); and (ii) as to the shareholder giving the notice, the (a) name and address, as they appear on our books, of such shareholder and (b) the class and number of shares of our stock which are beneficially owned by such shareholder.

Our directors are divided into three classes, with the terms of one class of directors expiring each year. . This provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholder meeting or longer, following the date the acquirer obtains the controlling stock interest. This classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Subject to the rights of holders of preferred stock to elect directors under circumstances specified in a resolution of our board of directors, a director may be removed from office, but only for cause, by the affirmative vote of the holders of more than fifty percent of the voting power of our “voting stock,” voting together as a single class. “Voting stock” means our common stock and any preferred stock entitled to vote generally in the election of our directors. This may have the effect of a person obtaining control of us having to wait until a director’s term is finished before he can replace him.

Our board of directors may provide for the payment to any of our directors of a specified amount for services as director or member of a committee of our board, or of a specified amount for attendance at each regular or special board meeting or committee meeting, or of both. All directors will be reimbursed for ordinary and necessary expenses of attendance at any such meeting.